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                                                                    Exhibit 12.1

                            GLOBALSANTAFE CORPORATION
                STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                              (Millions of dollars)

                                                        Three Months Ended
                                                            March 31,                     Year Ended December 31,
                                                        ------------------      --------------------------------------------------
                                                           2003    2002         2002       2001       2000       1999       1998
                                                           ----    ----         ----       ----       ----       ----       ----
Fixed charges:
    Interest expense, gross ...........................  $  16.2  $  14.3     $   57.1    $  57.4    $  63.6    $  56.6   $  46.9
    Portion of rentals representative of interest .....      6.6      5.7         25.2       39.0       38.1       23.1      71.2
                                                         ----------------      --------------------------------------------------
       Total fixed charges ............................  $  22.8  $  20.0     $   82.3    $  96.4    $ 101.7    $  79.7   $ 118.1
                                                         ----------------      --------------------------------------------------

Earnings before fixed charges:
     Pretax income ....................................  $  50.9  $  85.2     $  312.6    $ 322.5    $ 155.3    $ 115.3   $ 284.1
     Fixed charges ....................................     22.8     20.0         82.3       96.4      101.7       79.7     118.1
     Capitalized interest .............................     (9.0)    (3.2)       (20.5)      (1.1)     (26.4)     (25.9)    (17.2)
     Amortization of capitalized interest .............      0.7      0.7          3.0        3.0        1.0          -         -
                                                         ----------------      --------------------------------------------------
       Total earnings before fixed charges ............  $  65.4  $ 102.7     $  377.4    $ 420.8    $ 231.6    $ 169.1   $ 385.0
                                                         ----------------      --------------------------------------------------

Ratio of earnings to fixed charges:
     Earnings before fixed charges ....................  $  65.4  $ 102.7     $  377.4    $ 420.8    $ 231.6    $ 169.1   $ 385.0
     Fixed charges ....................................  $  22.8  $  20.0     $   82.3    $  96.4    $ 101.7    $  79.7   $ 118.1

Ratio of earnings to fixed charges ....................     2.87     5.13         4.59       4.36       2.28       2.12      3.26
                                                        =================     ===================================================